STEELTON BANCORP, INC.
                              51 South Front Street
                          Steelton, Pennsylvania 17113

                        OFFER TO PURCHASE FOR CASH UP TO
             90,000 SHARES OF COMMON STOCK OF STEELTON BANCORP, INC.

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON THURSDAY, AUGUST 16, 2001, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

STEELTON BANCORP, INC. IS:

o offering to purchase up to 90,000 shares of our common stock in a tender offer, and

o offering to purchase these shares at a price not greater than $16.25 nor less than $14.25 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

o specify the price between $14.25 and $16.25 at which you are willing to tender your shares,
o    specify the amount of shares you want to tender, and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 90,000 shares or such lesser number of shares as are tendered,
o if the number of shares tendered at or below the selected price is not more than 90,000, we will purchase all these shares at that price, and
o if the number of shares tendered at or below the selected price is more than 90,000, we will purchase shares at the selected price:
     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - 6. Conditions of Our Offer."

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the information agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This document contains important information about our offer. We urge you to read it in its entirety.

                     The Information Agent for the Offer is:

                              MACKENZIE PARTNERS, INC.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

          o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

          o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Illinois Stock Transfer Company, the depositary for our offer.

If you want to tender your shares but

          o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

          o    your  other  required   documents  cannot  be  delivered  to  the
               depositary by the expiration of our offer,

         you can still tender your shares if you comply with the guaranteed delivery procedure described under "The Offer - 2. Procedures for Tendering Shares."

         TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

         If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $14.25 per share.

         If you have any questions or need assistance, you should contact MacKenzie Partners, Inc., the information agent for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

                                TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----

Summary........................................................................1

Forward-Looking Statements.....................................................6

Special Factors................................................................7

         1.  Background of the Offer...........................................7
         2.  Purposes of and Reasons for the Offer.............................8
         3.  Fairness of the Offer.............................................9
         4.  Opinion of Financial Advisor.....................................10
         5.  Our Plans After the Offer........................................15
         6.  Effects of the Offer.............................................16
         7.  Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning Shares.............16
         8.  Federal Income Tax Consequences..................................17

The Offer.....................................................................21

         1.  Number of Shares; Price; Priority of Purchase....................21
         2.  Procedures for Tendering Shares..................................24
         3.  Withdrawal Rights................................................29
         4.  Purchase of Shares and Payment of Purchase Price.................30
         5.  Conditional Tender Procedures....................................31
         6.  Conditions of Our Offer..........................................32
         7.  Price Range of Shares; Dividends.................................33
         8.  Source and Amount of Funds.......................................34
         9.  Information About Us and the Shares..............................34
         10.  Effects of Our Offer on the Market for Our Shares;
                  Registration Under the Exchange Act ........................43
         11.  Legal Matters; Regulatory Approvals.............................43
         12.  Extension of Our Offer; Termination; Amendment..................44
         13.  Fees and Expenses...............................................45
         14.  Miscellaneous...................................................45

                                     SUMMARY

         We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO                             Steelton Bancorp, Inc. ("Steelton Bancorp").  We are
PURCHASE MY                                    offering to purchase up to 90,000 shares of our outstanding
SHARES?                                        common stock.  See "The Offer - 9.  Information About Us
                                               and the Shares."
WHAT IS THE PURCHASE                           The price range for our offer is $14.25 to $16.25.
PRICE?
                                               We are conducting the offer through a procedure commonly
                                               called a "modified Dutch Auction." This procedure allows
                                               you to choose a price within this price range at which you are willing to sell your shares.

                                               We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the
                                               lowest price that will allow us to buy up to 90,000 shares.
                                               If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the
                                               same price, even if you have chosen a lower price, but we
                                               will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

                                               If you wish to maximize the chance that your shares will
                                               be purchased, you should check the  box next to "Shares
                                               tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which
                                               You Are Tendering." You should understand that this
                                               election could result in your shares being purchased at the minimum price of $14.25 per share. See "The Offer - 1.
                                               Number of Shares; Price; Priority of Purchase."

HOW AND WHEN WILL I BE                         If your shares are purchased in our offer, you will be paid
PAID?                                          the purchase price, in cash, without interest, as soon as
                                               practicable after the expiration of the offer period and the acceptance of the shares for payment.  There may be tax
                                               consequences to receiving this payment.  See "Special
                                               Factors - 8.  Federal Income Tax Consequences,""The


                                        1



                                               Offer - 1. Number of Shares; Price; Priority of Purchase"
                                               "- 2.  Procedures for Tendering Shares," "- 4. Purchase of
                                               Shares and Payment of Purchase Price."

HOW MANY SHARES WILL                           We will purchase up to 90,000 shares in our offer, or
STEELTON BANCORP                               approximately 25% of our outstanding common stock.  We
PURCHASE IN ALL?                               also reserve the right to purchase additional shares up to
                                               2% of the outstanding shares, subject to applicable legal
                                               requirements.  Our offer is not conditioned on any
                                               minimum number of shares being tendered.  See "The
                                               Offer - 1. Number of Shares; Price; Priority of Purchase."

IF I TENDER MY SHARES, HOW                     All the shares that you tender in our offer may not be
MANY OF MY SHARES WILL                         purchased even if they are tendered at or below the
STEELTON BANCORP                               purchase price we select. If more than 90,000 shares are
PURCHASE?                                      tendered at or below the selected purchase price, we will
                                               purchase shares based on the following order of priority:

                                               o        First, we will purchase shares from all holders of
                                                        "odd lots" of less than 100 shares (not including
                                                        any shares held in our 401(k) plan) who properly
                                                        tender all of their shares at prices equal to or below
                                                        the selected price.

                                              o         Second, we will purchase shares from all other
                                                        shareholders who properly tender shares at prices
                                                        equal to or below the selected price, on a pro rata
                                                        basis, subject to the conditional tender provisions
                                                        described under "The Offer - 5. Conditional Tender
                                                        Procedures."  As a result, we will purchase the
                                                        same percentage of shares from each tendering
                                                        shareholder in this second category.  We will
                                                        announce this proration percentage, if it is
                                                        necessary, after our offer expires.

                                               As we noted above, we may also choose to purchase an
                                               additional 2% of the outstanding shares, subject to
                                               applicable legal rules.  See "The Offer - 1. Number of
                                               Shares; Price; Priority of Purchase."

HOW WILL STEELTON                              We would need a maximum of $1,462,500 to purchase
BANCORP PAY FOR THE                            90,000 shares at the highest price of $16.25.  We will use
SHARES?                                        cash on hand to pay for the shares we purchase in this
                                               offer.  See "The Offer - 8.  Source and Amount of Funds."


                                        2



HOW LONG DO I HAVE TO                          You may tender your shares until our offer expires.  Right
TENDER MY SHARES TO                            now, the offer is scheduled to expire on Thursday, August
STEELTON BANCORP?                              16, 2001, at 5:00 p.m., Eastern time, but we may choose
                                               to extend it at any time.  We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended.  See "The Offer - 1. Number of Shares; Price;
                                               Priority of Purchase" and "- 12.  Extension of Our Offer;
                                               Termination; Amendment."

HOW WILL I BE NOTIFIED IF                      If our offer is extended, we will make a public
STEELTON BANCORP EXTENDS                       announcement before 9:00 a.m., Eastern time, on the first
THIS OFFER?                                    business day after the offer was scheduled to expire.  See
                                               "The Offer - 12.  Extension of Our Offer; Termination;
                                               Amendment."

WHAT ARE THE CONDITIONS                        Our obligation to accept and pay for your tendered shares is
TO STEELTON BANCORP'S                          conditioned upon the satisfaction or waiver of the
OFFER?                                         conditions described in this document.  See "The Offer - 6.
                                               Conditions of Our Offer."

HOW DO I TENDER MY                             To tender your shares, you must complete one of the
SHARES?                                        actions described under "Important Procedures" on the
                                               inside front cover of this document before our offer
                                               expires.

                                               You may also contact the information agent or your broker
                                               for assistance. The contact information for the information agent is on the back page of this document.

                                               See "The Offer - 2.  Procedure for Tendering Shares" and
                                               the instructions to the letter of transmittal.


ONCE I HAVE TENDERED                           Yes.  If you tender your shares and change your mind, you
SHARES IN THE OFFER, CAN I                     may withdraw your shares at any time before our offer
CHANGE MY MIND?                                expires.

                                               In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may
                                               withdraw your shares at any time after 12:00 midnight,
                                               Eastern time, on Thursday, September 13, 2001. See "The
                                               Offer - 3. Withdrawal Rights."

                                               To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this
                                               document. Your notice of withdrawal must specify your
                                               name, the number of shares to be withdrawn and the name


                                        3





                                               of the registered holder of the shares.  Some additional
                                               requirements apply if the certificates for shares to be
                                               withdrawn have been delivered to the depositary.  See "The
                                               Offer - 3.  Withdrawal Rights."

WHAT DO STEELTON                               Our board of directors has approved this offer. However,
BANCORP AND ITS BOARD OF                       neither we nor our board of directors nor the information
DIRECTORS THINK ABOUT                          agent is making any recommendation regarding whether
THIS OFFER?                                    you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide
                                               whether to tender your shares and, if so, how many shares
                                               to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares
                                               with your broker or other financial or tax advisor. Our
                                               directors and executive officers have advised us that they do not intend to tender any of their shares in our offer. See
                                               "Special Factors - 2. Purposes of and Reasons for the
                                               Offer."

WHAT IS A RECENT MARKET                        Our common stock is traded in the over-the-counter market
PRICE OF MY STEELTON                           ("OTC") with quotations available through the OTC
BANCORP SHARES?                                Electronic Bulletin Board under the symbol "SELO."  On
                                               July 13, 2001, a date close to the date of this document, the best bid (the highest price a prospective buyer is prepared to pay for the stock) was $13.20 and the best ask (the
                                               lowest price a prospective seller is prepared to accept for the stock) was $15.50.  We urge you to obtain more
                                               current market quotations for your shares. For trading
                                               information regarding the shares, you may call MacKenzie
                                               Partners, Inc. at (212) 929-5500 (call collect) or toll free
                                               (800) 322-2855. See "The Offer - 7. Price Range of
                                               Shares; Dividends."

WILL I HAVE TO PAY                             If you are a registered shareholder and tender your shares
BROKERAGE COMMISSIONS                          directly to the depositary, you will not need to pay any
OR STOCK TRANSFER TAX IF I                     brokerage commissions. If you hold shares through a
TENDER MY SHARES TO                            broker or bank, however, you should ask your broker or
STEELTON BANCORP?                              bank to see if you will be charged a fee to tender your
                                               shares.  See "The Offer - 2.  Procedures for Tendering
                                               Shares."

                                               If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder,
                                               you will not incur any stock transfer tax. See "The Offer -
                                                4. Purchase of Shares and Payment of Purchase Price."

                                        4


WHAT ARE THE UNITED                            Generally, you will be subject to United States federal
STATES FEDERAL INCOME                          income taxation when you receive cash from us in exchange
TAX CONSEQUENCES IF I                          for the shares you tender. The cash you receive will be
TENDER MY SHARES TO                            treated either as:
STEELTON BANCORP?
                                               o        a sale or exchange eligible for capital gains
                                                        treatment; or
                                               o        a dividend subject to ordinary income tax rates.

                                               See "Special Factors - 8.  Federal Income Tax
                                               Consequences."

WHOM DO I CONTACT IF I                         Our information agent can help answer your questions.
HAVE QUESTIONS ABOUT                           The information agent is MacKenzie Partners, Inc.  Their
STEELTON BANCORP'S OFFER?                      contact information appears on the back page of this
                                               document.

                           FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

          o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

          o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

          o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

          o changes in deposit flows, loan demand or real estate values may adversely affect our business;

          o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

          o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

          o legislation or regulatory changes may adversely affect our business;

          o technological changes may be more difficult or expensive than we anticipate;

          o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

          o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

         All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                 SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

         We were organized in February 1999 at the direction of Mechanics Savings Bank (the "Bank") in connection with the Bank's conversion from the mutual to stock form. In July 1999, the Bank completed the mutual-to-stock conversion and became a wholly owned subsidiary of ours. The conversion generated, through the issuance of shares of our common stock, $3.5 million of new capital to us, approximately half of which was contributed to the Bank, whose capital ratios prior to the conversion had significantly exceeded all minimum federal regulatory capital requirements. Prior to the conversion, the Bank's total risk-based capital ratio was 20.01% which exceeded the minimum regulatory capital requirement of 8% by 150%. After the conversion as of September 30, 1999, the Bank's total risk-based capital ratio was 25.26%, exceeding the minimum regulatory capital requirement by over 200%. As of March 31, 2001, the Bank's total risk-based capital ratio was 20.28%.

         In March 2001, our management discussed with the Board of Directors a proposal to repurchase stock by means of an issuer tender offer. The Board discussed the matter at such meeting and instructed management to obtain further information from legal counsel regarding the structure, timing and costs of such an offer. The Board was subsequently provided with a memorandum from legal counsel regarding a potential issuer tender offer. At the Board of Director's meeting in April 2001, the Board was advised of management's review of issuer tender offers. At such meeting, the Board also met with legal counsel, who provided a presentation regarding the operation and mechanics of a potential issuer tender offer. The Board further discussed the advantages and disadvantages of an issuer tender offer at its meeting in May 2001 and determined to proceed with such an offer.

         On June 20, 2001, our Board of Directors established the Special Committee, comprised of Directors Segina, Wiedeman and Nelson, to assist in the structuring and pricing of an issuer tender offer going private transaction. The Special Committee was directed to report back to the Board with its recommendation, and reasons therefor, for proposed terms of the offer.

         The Special Committee met on July 5, 2001 to act on organizational matters and to review and consider the proposed transaction. At that meeting the Special Committee ratified the selection of FinPro, Inc. as financial advisor. The Special Committee then met via teleconference with a representative from FinPro and in person with legal counsel, and FinPro presented a booklet containing its analysis of Steelton Bancorp, the offer and the methodologies it employed. Members of the Special Committee asked questions of counsel and FinPro regarding the methodologies used by FinPro and the effect on the value of the outstanding shares of common stock held by remaining shareholders. FinPro provided the Special Committee with its recommendation regarding the pricing of the offer and stated that it was prepared to render its opinion that the offer (based on the range it recommended) was fair from a financial point of view to our shareholders. The Special Committee, by unanimous vote, determined to accept FinPro's recommended pricing and to recommend that the Board of Directors approve the offer as fair and in the best interests of us and our shareholders.

         The Special Committee met again on July 18, 2001 to reaffirm its recommendation that the Board approve the offer as fair and in our and our shareholders' best interests. The Board of Directors met after the Special Committee's meeting on July 18, 2001, along with legal counsel and FinPro, with all directors in attendance. The proposed offer with a price range of $14.25 to $16.25 was presented. The Board reviewed the opinion of FinPro, the recommendation of the Special Committee and the terms of the offer, and determined to approve the offer as fair and in the best interests of us and our shareholders.

2.  PURPOSES OF AND REASONS FOR THE OFFER

         We are making this offer to enable you to decide whether you desire to continue your investment in Steelton Bancorp or whether you desire to obtain current value for your shares. We recognize that as our common stock is traded in the over-the-counter market with quotations available through the OTC Electronic Bulletin Board, there is limited liquidity in our common stock and very limited opportunities for shareholders to sell shares of our common stock.

         We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our shareholders and is consistent with our long-term goal of increasing shareholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities.

         Our capital base significantly exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating the advantages and disadvantages of the offer as a way to more efficiently utilize our capital base and to attempt to maximize shareholder value, our management and Board of Directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to accomplish the desired objectives. The Board determined this was a better alternative than continuing small open market stock repurchases and actions that would significantly change our business operations in order to significantly increase our asset size.

         The offer is designed to restructure our balance sheet in order to increase return on equity by reducing the amount of equity and shares outstanding. Based upon the current market price of our shares, we believe the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that we and our wholly-owned subsidiary bank, Mechanics Savings Bank, will continue to meet or exceed all minimum regulatory capital requirements.

         The offer will enable shareholders to sell a portion of their shares while retaining a continuing equity interest in us if they so desire. The offer may provide shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $16.25 nor less than $14.25 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's shares. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer. For shareholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

         NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3.  FAIRNESS OF THE OFFER

         The Special Committee of the Board, designated by the Board on June 20, 2001, and the Board upon the recommendation of the Special Committee, each approved the offer as fair and in the best interests of Steelton Bancorp and all of our shareholders, including unaffiliated shareholders.

         The Special Committee took into account a number of factors, including the following, in concluding to approve the offer:

                  (i) The opinion delivered to the Special Committee by FinPro, financial advisor to the Special Committee, that the consideration to be received in the offer is fair, from a financial point of view, to our shareholders, and the oral and written presentations of FinPro supporting this opinion. A copy of FinPro's opinion is attached to this document as Exhibit I and should be read in its entirety by each shareholder. For a description of the information presented by FinPro to the Special Committee, see "Special Factors - 4. Opinion of Financial Advisor."

                  (ii) Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2000 and the first three months of 2001.

                  (iii) Our capital and the capital of the Bank, which after the payment of a dividend to us by the Bank and our purchase of 90,000 shares in the offer would remain significantly in excess of minimum capital requirements. The following table sets forth (a) the Bank's capital ratios as of March 31, 2001 and as adjusted to give effect to the purchase of 90,000 shares, and (b) the minimum capital ratios for savings associations required by the OTS;


                                As of March 31, 2001
                                --------------------
      Ratio                    Historical        As Adjusted     Minimum
      -----                    ----------        -----------     -------
Total risk-based capital         20.29%            17.58%         8.00%
Tier I capital                   19.77%            17.05%          N/A
Leverage ratio                    9.13%             7.94%         4.00%

                  (iv) The percentage by which the per share price to be paid in the offer exceeds recent trading prices and estimated trading values. See "Special Factors - 4. Opinion of Financial Advisor."

                  (v) Various financial ratios of ours compared to those of comparable companies, including particularly comparisons of return on equity and equity-to-assets ratio. See "Special Factors - 4. Opinion of Financial Advisor."

                  (vi) The likelihood that the transaction would be consummated.

                  (vii) The fact that our shareholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer.

                  (viii) The fact that the offer is a voluntary transaction in which our shareholders may or may not participate.

         In making its determination that the offer is fair and in the best interests of our shareholders, the Board considered, among other things, the opinion of FinPro, the recommendation of the Special Committee, and the factors considered by the Special Committee.

         In view of the wide variety of factors considered in connection with its evaluation of the offer, each of the Special Committee and the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer.

         The Board of Directors has approved the offer. The non-employee directors, who comprise a majority of the Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated security holders.

4.  OPINION OF FINANCIAL ADVISOR

         As of June 20, 2001, we retained FinPro, Inc., a financial consulting firm, on the basis of its experience, to render a written fairness opinion to our Board of Directors and shareholders as to the fairness of our offer, from a financial point of view, of the pricing range, on a per share basis.

         FinPro has been in the business of consulting for the banking and thrift industry for fourteen years, including the appraisal and valuation of banking and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Pennsylvania bank and thrift market and financial organizations operating in that market.

         On July 18, 2001, FinPro issued an Opinion to our Board of Directors that, in its opinion as financial consultants, the terms of the share repurchase as provided in the offer are fair and equitable, from a financial perspective, to us and to our shareholders. This opinion is based upon conditions as they existed on July 18, 2001. A copy of the opinion is attached as Exhibit I to this document, and each shareholder should read such opinion in its entirety. FinPro's written opinion does not constitute an endorsement of the offer or a recommendation to any shareholder to tender their shares.

         In rendering its opinion, FinPro reviewed certain publicly available information concerning us, including our audited financial statements and annual reports. In addition, FinPro reviewed: (i) the offer; (ii) the most recent report of independent auditors on the consolidated financial statements; (iii) the most recent regulatory safety and soundness report, compliance report and Community Reinvestment Act Report; (iv) the most recent Annual Report on Form 10-KSB and the most recent Quarterly Report on Form 10-QSB; (v) the internal loan classification list, OREO list and delinquency list; (vi) the recent stock price performance; (vii) the 2001 fiscal budget; and (viii) details on the ESOP, RSP and stock option plans. FinPro conducted an off-site review of our historical performance and financial condition.

         In addition, FinPro discussed with management our operating performance and future prospects, primarily with respect to the current level of our earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry and our performance within the industry.

         Many variables affect the value of financial institutions, not the least of which is the uncertainty of future events, so that the relative importance of the different valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the entity's stock and special ownership or management considerations.

         FinPro analyzed the per share pricing range on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including, but not limited to, net asset value, comparable trading multiples, comparable sales multiples and net present value of dividends and terminal value based on certain assumptions of projected growth, earnings and dividends.

         Net Asset Value. Net asset value is the value of the net equity of a thrift institution, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.

         Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the median price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.

         FinPro maintains substantial files concerning the trading prices and the prices paid for thrift institutions nationwide. The database includes Pennsylvania thrift institutions and thrift institutions in the Mid-Atlantic region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift institutions. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative price analysis.

         a. Comparable Trading Multiples. During FinPro's analysis of recent trading multiples in relationship to the tender offer, FinPro placed a heavy reliance on the "Comparable Trading Group" trading multiples. The "Comparable Trading Group" was composed of all fully public thrift institutions listed on a major exchange (NYSE, NASDAQ or AMEX) not the target of a merger transaction with total assets less than $125 million and a return on average equity less than 6.00% for the most recent quarter.

         FinPro compared our results of operation and financial condition with a "Comparable Trading Group" selected by FinPro on the basis of similarity to us. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from ours. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

--------------------------------------------------------------------------------
For the most recent quarter available at June 29, 2001
------------------------------------------------------
                                                             "Comparable Trading
                                             Steelton           Group" Median
                                             --------           -------------
Balance Sheet Data
Gross Loans to Deposits                      113.41%                 98.38%
Total Net Loans to Assets                     63.49%                 70.06%
Deposits to Assets                            55.98%                 69.17%
Borrowed Funds to Assets                      31.83%                 13.50%
Balance Sheet Growth
Asset Growth Rate                              8.03%                  6.07%
Loan Growth Rate                              -5.78%                  3.80%
Deposit Growth Rate                            6.53%                  8.88%
Capital
Equity to Assets                              10.87%                 16.08%
Tangible Equity to Assets                     10.87%                 16.08%
Intangible Assets to Equity                    0.00%                  0.00%
Regulatory Core Capital to Assets              9.13%                  9.58%
Equity + Reserves to Assets                   11.11%                 17.35%
Total Capital to Risk Adjusted Assets         19.76%                 19.50%
Asset Quality
Non-Performing Loans to Loans                    NA                   0.31%
Reserves to Non-Performing Loans                 NA                 117.00%
Non-Performing Assets to Assets                0.00%                  0.31%
Non-Performing Assets to Equity                0.00%                  1.91%
Reserves to Net Loans                          0.38%                  0.75%
Reserves to Non-Performing Assets
    + 90 Days Del.                               NA                 109.48%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
For the most recent quarter available at June 29, 2001
------------------------------------------------------
                                                                   "Comparable
                                               Steelton           Group" Median
                                               --------           -------------
Profitability
Return on Average Assets                         0.27%                 0.56%
Return on Average Equity                         2.51%                 4.06%
Income Statement
Net Interest Margin                              2.55%                 3.09%
Interest Income to Average Assets                7.10%                 7.29%
Interest Expense to Average Assets               4.68%                 4.33%
Net Interest Income to Average Assets            2.42%                 2.93%
Noninterest Income to Average Assets             0.46%                 0.22%
Noninterest Expense to Average Assets            2.50%                 2.35%
Efficiency Ratio                                86.85%                73.13%
--------------------------------------------------------------------------------

Source: The SNL DataSource,  SNL Securities,  Most Recent Quarter as of June 29,
        2001.

         FinPro calculated an "Adjusted Book Value" of $16.36 per share, based on our March 31, 2001 equity and the median price to book multiple of 87.84% for the "Comparable Trading Group" based on trading data as of June 29, 2001. FinPro calculated an "Adjusted Tangible Book Value" of $16.65 per share, based on the "Comparable Trading Group" median price to tangible book multiple of 89.44% and our March 31, 2001 tangible equity.

         FinPro calculated an "Adjusted Earnings Value" of $12.39 per share, based on our fully diluted core earnings for the last twelve months ended March 31, 2001 and the median price to earnings multiple of 17.45x for the "Comparable Trading Group".

         b. Select Merger Multiples. In analyzing our value, FinPro has considered the market approach and has evaluated price to earnings, price to equity, price to tangible equity and franchise premium to core deposits for a defined "Comparable Acquisition Group".

         During FinPro's analysis of recent merger multiples in relationship to the pricing range, FinPro placed a reliance on the "Comparable Acquisition Group" multiples. The "Comparable Acquisition Group" was composed of all thrift institutions that announced sales between January 1, 2000 and June 29, 2001 with announced deal values less than $10 million and a return on average equity less than 8.00%. The following table illustrates the maximum, minimum and median multiples of the "Comparable Acquisition Group".

--------------------------------------------------------------------------------
                                                                    Franchise
                     Price to   Price to Tangible   Price to LTM    Premium to
                       Book            Book        Core Earnings  Core Deposits
--------------------------------------------------------------------------------
Maximum               215.29%          277.41%          32.00x         24.76%
Minimum                92.12%           97.38%          21.54x         -0.65%

Median                123.43%          126.46%          25.45x          5.44%

Tender Offer $14.25    76.53%           76.53%          20.07x         -4.55%
Tender Offer $16.25    87.27%           87.27%          22.89x         -2.47%
--------------------------------------------------------------------------------
Source: SNL Securities, FinPro Calculations

         FinPro calculated an "Adjusted Equity Value" of $22.98 per share based on our March 31, 2001 equity and a median price to book value multiple of 123.43% for the "Comparable Acquisition

Group". FinPro calculated an "Adjusted Earnings Value" of $18.08 per share based on our March 31, 2001 last twelve month's core earnings and a median price to last twelve month's core earnings multiple of 25.45x for the "Comparable Acquisition Group".

         The financial performance characteristics of the selected thrift organizations vary, sometimes substantially, from ours. As such, this analysis is not a simple mathematical formula, but rather a series of considerations and judgements, regarding the financial performance and value of each of the companies

         Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value method, which was analyzed in connection with this transaction, was the net present value of dividends stream and terminal value, which is discussed below.

         Net Present Value of Dividends Stream and Terminal Value. The investment of earnings value of any banking institution's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividends stream and terminal value through 2005 under a number of iterations. The annual earnings growth rates ranged from 8.00% to 12.00%, with dividend growth rate estimates between 6% and 20%. The terminal value was approximated using acquisition price to book multiples ranging between 100% and 135%, which resulted in acquisition price to earnings multiples ranging between 32x to 37x. Discount rates between 8% and 12% were utilized. Based on these assumptions, FinPro's calculation of the net present value of dividends stream and terminal value per share ranged between $11.76 to $19.00. FinPro's computations were based on an analysis of the thrift industry, the economic and competitive situations currently existing in our area and its current financial condition.

         Other Considerations. During the course of the analysis, FinPro also considered the terms of other recent thrift tender offers, the pro forma impact of the offer on our book value per share, tangible book value per share and earnings per share. Furthermore, FinPro considered the impact of the offer on the trading liquidity of our common stock.

         Conclusion. When the net asset value, market value and investment value methods along with other considerations are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the pricing range on a per share basis of the offer is fair from a financial point of view to us and our shareholders.

         We did not impose any limitations upon the scope of the investigation to be performed by FinPro in formulating its opinion. In rendering its opinion, FinPro did not independently verify our asset quality and financial condition, but instead relied upon the data provided by or on behalf of us to be true and accurate in all material respects.

         For its services as an independent consultant with regard to the offer, including the rendering of its opinion referred to above, we have agreed to pay FinPro aggregate fees of approximately $20,000. In the past, FinPro has provided consulting and appraisal services to us. The fees derived from these services are not material relative to FinPro's total gross revenue.

5.  OUR PLANS AFTER THE OFFER.

         It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. Except for the offer and as otherwise described in this document, we do not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any of our operations or sale or transfer of a material amount of assets involving us or any of our subsidiaries, or any changes in our capitalization or any other change in our corporate structure or business or the composition of our management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching.

         OTHER TRANSACTIONS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

          o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

          o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

          o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

          o any class of our equity securities ceasing to be authorized to be quoted on the OTC Electronic Bulletin Board,

          o termination of the registration of any class of our equity securities under the Securities Exchange Act of 1934,

          o a suspension of our obligation to file periodic and other reports under the Exchange Act,

          o    a change in our present Board of Directors or management,

          o    a material change in our corporate structure or business,

          o    an acquisition or disposition by any person of our securities, or

          o    a change  in our  articles  of  incorporation,  by-laws  or other
               governing   documents   or  an  action  that  could   impede  the
               acquisition of control of us.

         Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6.  EFFECTS OF THE OFFER.

         As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Steelton Bancorp. Accordingly, if you do not tender, your percentage ownership interest in Steelton Bancorp after the offer will be greater than your percentage ownership interest before the offer.

         Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

         You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. The offer may reduce the number of shares that might otherwise be traded publicly and, depending upon the number of shares purchased pursuant to the offer, could adversely affect the liquidity and market value of the remaining shares held by the public. The shares are currently traded in the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. Consummation of the offer will further reduce the liquidity of the shares. There can be no assurance that shareholders will be able to find willing buyers for their shares after the offer.

         Following completion of the offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to shareholders than this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until ten business days after the expiration date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

         Shares that we acquire in our offer will be retained as treasury stock, and will be available for us to issue without further shareholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

7. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS. Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers is set forth in Schedule I to this document. As of July 19, 2001, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 72,964 shares (approximately 19.8% of the outstanding shares including shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 6,628 shares as of July 19, 2001 subject to exercisable stock options which are held by executive officers and directors.

         Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. However, all of our directors and executive officers have informed us that they do not intend to tender any shares into our offer.

         Assuming we purchase 90,000 shares pursuant to the offer, the percentage of shares outstanding held by executive officers, directors, the ESOP, and the RSP would be approximately 42% of the outstanding shares immediately after the offer (including shares issuable upon the exercise of options held by executive officers and directors).

         TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days before July 19, 2001.

         Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock option plan, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8.  FEDERAL INCOME TAX CONSEQUENCES.

         The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

          o    a citizen or resident of the United States;

          o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

          o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

          o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

         HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

         CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Steelton Bancorp.

         Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

          o results in a "complete termination" of the United States holder's equity interest in Steelton Bancorp;

          o results in a "substantially disproportionate" redemption with respect to the United States holder; or

          o is "not essentially equivalent to a dividend" with respect to the United States holder.

         Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

         If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

         If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

         We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

         CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

         SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

          o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in Steelton Bancorp if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

          o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Steelton Bancorp as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

         CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

         SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER.
Shareholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

         BACKUP WITHHOLDING TAX. See "The Offer - 2. Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

         THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                    THE OFFER

1.  NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

         GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $16.25 nor less than $14.25 per share, net to the seller in cash, without interest, 90,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "The Offer - 3. Withdrawal Rights."

         The term "expiration date" with respect to our offer means 5:00 p.m., Eastern time, on Thursday, August 16, 2001, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "The Offer - 12. Extension of Our Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend our offer.

         In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $16.25 nor less than $14.25 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $14.25.

         As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $14.25 and $16.25 net per share in cash, without interest, that will enable us to purchase 90,000 shares, or such lesser number of shares as are properly tendered.

         Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 90,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See "The Offer - 12. Extension of Our Offer; Termination; Amendment."

         All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

         All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

         On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

         You may withdraw your shares from our offer by following the procedures described under "The Offer - 3. Withdrawal Rights."

         If we:

          o    increase or decrease the range of prices to be paid for shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer.

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer - 12. Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $14.25 to the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $14.25. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

         OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER - 6. CONDITIONS OF OUR OFFER."

         PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 90,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

         Upon the terms and conditions of our offer, if more than 90,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

               o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

         As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 90,000 properly tendered shares at prices equal to or below the purchase price.

         As we noted above, we may elect to purchase more than 90,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

         ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (not including any shares held in our 401(k) plan) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under "The Offer - 2. Procedures for Tendering Shares."

         This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in our 401(k) plan.

         Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

         We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in our offer by the number of shares purchased through the exercise of this right, subject to applicable law.

         PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "The Offer - 2. Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

         As described under "Special Factors - 8. Federal Income Tax Consequences," the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed under "The Offer -
5. Conditional Tender Procedures," in order to structure their tender for federal income tax reasons.

2.  PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For your shares to be properly tendered, either (1) or (2) below must happen:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

          o    the certificates for the shares, and

          o    a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees, and

          o    any other documents required by the letter of transmittal.

          (2) You must comply with the guaranteed delivery procedure set forth below.

         In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price At Which You Are Tendering":

          o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $14.25 per share.

          o If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

         If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under "The Offer - 3. Withdrawal Rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

         In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth under "The Offer - 1. Number of Shares; Price; Priority of Purchase."

         If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

         ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

          o the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

          o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the letter of transmittal.

         On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special

Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

          o    your   certificates   must  be  endorsed  or  accompanied  by  an
               appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

          o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

         METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

          o    certificates for such shares,

          o    any  of  a  properly   completed  and  duly  executed  letter  of
               transmittal or a manually signed facsimile thereof, and

          o    any other documents required by the letter of transmittal.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         GUARANTEED DELIVERY. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

          o    the  tender  is  made  by  or  through  an   eligible   guarantor
               institution;

          o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               o    the certificates for the shares, and

               o a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, and

               o    any other documents required by the letter of transmittal.

         EMPLOYEE BENEFIT PLANS. We sponsor three employee benefit plans (the "Stock Plans") which hold shares: a 401(k) Plan, the Mechanics Savings Bank Employee Stock Ownership Plan ("ESOP") and the Mechanics Savings Bank Restricted Stock Plan ("RSP").

         Only participants in the 401(k) Plan have the right to direct the trustee of such plan to tender shares in their accounts, to specify the price at which such shares (if any) are to be tendered and to receive tender offer materials in connection therewith. Participants in the plan are urged to read the separate election form and related materials carefully.

         Decisions as to whether to tender ESOP shares not allocated to participants' accounts will be made by the ESOP trustees, consisting of our non-employee directors, subject to the terms of the plan and ERISA. The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the ESOP Plan.

         We are not offering, as part of the offer, to purchase any of the options outstanding under the Steelton Bancorp, Inc. 2000 Stock Option Plan and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS;
NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES
AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

          o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

          o    the tender of shares complies with Rule 14e-4.

         It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

          o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

          o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

         RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the shareholder.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

         Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS

Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the letter of transmittal.

         TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         For a discussion of United States federal income tax consequences to tendering shareholders, see "Special Factors - 8. Federal Income Tax Consequences."

         LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Illinois Stock Transfer Company, the transfer agent for our shares, between 9:00 a.m. and 4:00 p.m. at (312) 427-2953 or toll free (800) 757-5755, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Illinois Stock Transfer Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

         DISSENTERS' RIGHTS. No dissenters' rights are available to shareholders in connection with the Offer under applicable Pennsylvania law.

3.  WITHDRAWAL RIGHTS.

         Shares tendered may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn at any time after 12:00 midnight, Eastern time, on Thursday, September 13, 2001. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "The Offer - 2. Procedures for Tendering Shares."

         If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

4.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

          o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

          o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

         For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

         Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 90,000 shares, subject to increase or decrease as provided under "The Offer - 1. Number of Shares; Price; Priority of Purchase," and "- 12. Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $14.25 and $16.25 per share.

         We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date.

         We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "The Offer - 6. Conditions of Our Offer."

         We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE "THE OFFER - 2. PROCEDURES FOR TENDERING SHARES." ALSO SEE "SPECIAL FACTORS - 8. FEDERAL INCOME TAX CONSEQUENCES" REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5.  CONDITIONAL TENDER PROCEDURES.

         Under certain circumstances and subject to the exceptions for odd lot holders described under "The Offer - 1. Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "Special Factors - 8. Federal Income Tax Consequences," the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 90,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 90,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 90,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

         All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

6.  CONDITIONS OF OUR OFFER.

         Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after July 19, 2001 and before our acceptance for payment of properly tendered shares, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment makes it inadvisable for us to proceed with our offer or with acceptance for payment:

          o there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

          o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

               o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

               o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

          o    there has occurred any of the following:

               o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

               o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

               o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories;

               o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

               o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

               o any change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries.

         The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

         SHARE PRICES. Our common stock is traded in the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the trading symbol "SELO." The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices for our common stock.

                                                                      Dividends
                                                                        Paid
Fiscal Year                                      High       Low       Per Share
-----------                                      ----       ---       ---------
1999:
3rd Quarter (beginning July 9, 1999).........   $10.48    $10.00          --
4th Quarter..................................   $10.48     $8.33        $0.08

2000:
1st Quarter..................................   $10.71     $8.69          --
2nd Quarter..................................   $10.95     $9.29        $0.08
3rd Quarter..................................   $12.62    $10.36          --
4th Quarter..................................   $12.88    $11.43        $0.08

2001:
1st Quarter..................................   $19.75    $12.50          --
2nd Quarter..................................   $16.25    $13.00        $0.09
3rd Quarter (through July 13, 2001)*.........     n/a       n/a           --

---------
* There have been no trades to date during the third quarter. The last trade occurred on June 5, 2001 at $14.00.

         On July 13, 2001, a date close to the date of this document, the best bid (the highest price a prospective buyer is prepared to pay for the stock) was $13.20 and the best ask (the lowest price a prospective seller is prepared to accept for the stock) was $15.50, as quoted on the Electronic Bulletin Board. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. For trading information, you may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or toll free (800) 322-2885.

8.  SOURCE AND AMOUNT OF FUNDS.

         Assuming that 90,000 shares are tendered in the offer at a price between $14.25 and $16.25 per share, the aggregate purchase price paid by us will be between $1,282,500 and $1,462,500. We expect that our fees and expenses for the offer will be approximately $70,000.

         We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

9.  INFORMATION ABOUT US AND THE SHARES.

         GENERAL. We are the parent company for Mechanics Savings Bank (the "Bank"). We were formed as a Pennsylvania corporation in February 1999 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership (the "Conversion"). We acquired all of the capital stock issued by the Bank upon its conversion. On July 8, 1999, the Bank completed its conversion in connection with a $3.85 million initial public offering of common stock of Steelton Bancorp, Inc. We are a unitary savings and loan holding company and, under existing laws, generally are not restricted in the types of business activities in which we may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, we conduct no significant business or operations of our own other than holding all of the outstanding stock of the Bank and investing our portion of the net proceeds obtained in the Conversion.

         The Bank, founded in 1900 under the name "Mechanics Building and Loan Association of Steelton," is a federally-chartered stock savings bank headquartered in Steelton, Pennsylvania. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision (the "OTS") and its deposits are federally insured by the Savings Association Insurance Fund (the "SAIF"), as administered by the Federal Deposit Insurance Corporation (the "FDIC") . The Bank is a member of, and owns capital stock in, the Federal Home Loan Bank (the "FHLB") of Pittsburgh, one of the twelve regional banks in the FHLB system.

         The Bank operates a traditional savings bank business, attracting deposits accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by one- to four-family residential real estate.

         Our headquarters are located at 51 South Front Street, Steelton, Pennsylvania 17113. Our telephone number is (717) 939-1966.

         SHARES OUTSTANDING. As of July 19, 2001, the day we announced our offer, we had 361,427 issued and outstanding shares of common stock.

         The 90,000 shares that we are offering to purchase represent approximately 25% of our issued and outstanding stock as of July 19, 2001. Assuming that we purchase all 90,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 271,427 immediately after the offer.

         FINANCIAL STATEMENTS. Our historical financial statements for the fiscal years ended December 31, 2000 and 1999 are incorporated herein by reference to Exhibit 13 to our Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended December 31, 2000 and 1999 and from our unaudited financial statements for the three months ended March 31, 2001 and 2000 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. In addition, all shares and per share data have been adjusted to reflect the 5% stock dividend declared in November 2000. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly report on Form 10-QSB for the quarter ended March 31, 2001 and our Annual Report on Form 10-KSB for the year ended December 31, 2000. Copies of these reports may be obtained as described in this document.

                             Steelton Bancorp, Inc.
                    Summary Historical Financial Information

                                                              At March 31,                         At December 31,
                                                -------------------------------------------------------------------------
                                                          2001             2000                2000                1999
                                                -------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Selected Financial Condition and Other
Data
Total assets...................................         $61,964          $56,213             $60,745             $53,895
Loans receivable, net..........................          39,192           34,802              39,769              32,027
Investment securities available for sale.......          12,700           10,738              10,008              10,253
Investment securities held to maturity (fair
values March 31, 2001 and 2000: $2,824
and $5,656; December 31, 2000 and
1999: $5,342 and $5,460........................           2,806            5,656               5,381               5,757
Cash and cash equivalents......................           3,003            2,364               1,419               3,288
Deposits.......................................          34,690           33,577              34,133              33,266
Total stockholders' equity.....................           6,733            6,549               6,645               6,772

                                                          Three Months Ended
                                                              March 31,                       Year Ended December 31,
                                                -------------------------------------------------------------------------
                                                          2001             2000                2000                1999
                                                -------------------------------------------------------------------------
                                                               (Dollars in thousands, except per share amounts)
Interest and dividend income...................          $1,089             $971              $4,145              $3,242
Interest expense...............................             718              566               2,625               1,941
Net interest income............................             371              405               1,520               1,301
Provision for loan losses......................               3               --                   7                   2
Noninterest income.............................              63               49                 259                 212
Noninterest expense............................             383              332               1,401               1,264
Income tax expense.............................               7               32                  83                  66
Net income ....................................              42               89                 288                 182
Net income per share, basic....................            0.13             0.25                0.84                0.31
Net income per share, diluted..................            0.12             0.24                0.82                0.31
Dividends per share............................              --               --                0.16                0.08
Book value per share...........................           18.62            17.80               18.31               16.75

                                                         At or For Three Months   At or For Year Ended
                                                             Ended March 31,           December 31,
                                                -------------------------------------------------------
                                                          2001(1)     2000(1)      2000          1999
                                                -------------------------------------------------------
Selected financial ratios:
Return on average assets.......................            0.27%       0.66%        0.50%         0.38%
Return on average equity.......................            2.51        5.42         4.28          3.84
Average equity to average assets ..............           10.90       12.10        11.58         10.00
Equity to assets at period end.................           10.87       11.65        10.94         12.57
Dividend payout ratio..........................              --          --        18.72         16.93

---------
(1)  The ratios for the three month periods are annualized.



         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following summary unaudited pro forma consolidated financial information for the three months ended March 31, 2001 and the year ended December 31, 2000 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 90,000 shares pursuant to this offer. The income statement gives effect to the purchase of shares as of the beginning of each period presented. The balance sheet data gives effect to the purchase of shares as of the balance sheet date. Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $70,000. Such costs will be included as part of the cost of the shares repurchased.

         The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.

                             Steelton Bancorp, Inc.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        Three Months Ended March 31, 2001
                  (Dollars in thousands, except per share data)

                                                                     90,000 Shares Purchased at
                                                                  -------------------------------
                                                                      $14.25             $16.25
                                                                    per Share           per Share
                                                                    ---------           ---------

Interest and dividend income (1)..................................    $1,075              $1,073
Interest expense..................................................       718                 718
                                                                      ------              ------
     Net interest income..........................................       357                 355
Provision for loan losses.........................................         3                   3
                                                                      ------              ------
     Net interest income after provision for loan losses..........       354                 352
Noninterest income................................................        63                  63
Noninterest expenses..............................................       383                 383
                                                                      ------              ------
Income before income taxes........................................        34                  32
Income tax expense (2)............................................         3                   2
                                                                      ------              ------
     Net income...................................................    $   31              $   30
                                                                      ======              ======
     Basic earnings per share.....................................    $ 0.14              $ 0.13
                                                                      ======              ======
     Diluted earnings per share...................................    $ 0.13              $ 0.12
                                                                      ======              ======
Weighted average shares outstanding (3)...........................   229,031             229,031
Weighted average fully diluted shares outstanding (3).............   247,503             247,503

(1) Interest income is reduced assuming a 4.15% rate. The funds used to purchase the shares and to pay for the expenses of the offer were considered to have been obtained from cash and cash equivalents and securities available for sale. The pro forma data assumes a rate of interest of 3.75% for cash and cash equivalents, 6.77% for securities available for sale and a tax rate of 30%.
(2)      Income tax is reduced by 30% of sacrificed interest income.
(3)      Shares are reduced by 90,000.

                             Steelton Bancorp, Inc.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 2000
                  (Dollars in thousands, except per share data)

                                                                 90,000 Shares Purchased at
                                                               -------------------------------
                                                                 $14.25             $16.25
                                                                per Share           per Share
                                                                ---------           ---------

Interest and dividend income (1).............................     $4,089              $4,081
Interest expense.............................................      2,625               2,625
                                                                  ------              ------
     Net interest income.....................................      1,464               1,456
Provision for loan losses....................................          7                   7
                                                                  ------              ------
     Net interest income after provision for loan losses.....      1,457               1,449
Noninterest income...........................................        259                 259
Noninterest expenses.........................................      1,401               1,401
                                                                  ------              ------
Income before income taxes...................................        315                 307
Income tax expense (2).......................................         67                  64
                                                                  ------              ------
     Net income..............................................     $  248              $  243
                                                                  ======              ======
     Basic earnings per share................................     $ 0.99              $ 0.97
                                                                  ======              ======
     Diluted earnings per share..............................     $ 0.95              $ 0.93
                                                                  ======              ======
Weighted average shares outstanding (3)......................    251,413             251,413
Weighted average fully diluted shares outstanding (3)........    260,220             260,220

(1) Interest income is reduced assuming a 4.15% rate. The funds used to purchase the shares and to pay for the expenses of the offer were considered to have been obtained from cash and cash equivalents and securities available for sale. The pro forma data assumes a rate of interest of 3.75% for cash and cash equivalents, 6.77% for securities available for sale and a tax rate of 30%.
(2)      Income tax is reduced by 30% of sacrificed interest income.
(3)      Shares are reduced by 90,000.

                             Steelton Bancorp, Inc.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 March, 31, 2001
                  (Dollars in thousands, except per share data)

                                                             90,000 Shares Purchased at
                                                            -----------------------------
                                                              $14.25             $16.25
                                                             per Share          per Share
                                                             ---------          ---------
ASSETS
Cash and cash equivalents (1)...........................      $ 1,854             $ 1,674
Investment securities available for sale (2)............       12,496              12,496
Investment securities held to maturity..................        2,806               2,806
Loans receivable, net...................................       39,192              39,192
Other assets............................................        4,263               4,263
                                                              -------             -------
     Total assets.......................................      $60,611             $60,431
                                                              =======             =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits..............................................      $34,690             $34,690
  Borrowings............................................       19,725              19,725
  Other liabilities.....................................          816                 816
                                                              -------             -------
     Total liabilities..................................       55,231              55,231
Stockholders' equity
  Common stock..........................................           40                  40
  Surplus...............................................        3,664               3,664
  Retained earnings (3).................................        3,936               3,936
  Accumulated other comprehensive income (3)............            4                   4
  Treasury stock (4) ...................................       (1,850)             (2,030)
  Unearned stock compensation...........................         (414)               (414)
                                                              -------             -------
     Total stockholders' equity.........................        5,380               5,200
                                                              -------             -------
     Total liabilities and equity.......................      $60,611             $60,431
                                                              =======             =======
   Book value per common share..........................      $ 19.81             $ 19.15
   Shares outstanding (5)...............................      271,535             271,535

1. Cash and cash equivalents have been reduced to reflect the cash paid for the common stock repurchased and the expected expenses of the offer.
2. To provide cash for the repurchase, we will sell a security currently held available for sale. At March 31, 2001, the security's fair value exceeded the amortized cost.
3. Reflects the recognition of the gain on sale of the security sold based on March 31, 2001 market pricing.
4. Treasury stock reflects the increase in treasury stock and the expected expenses of the transaction.
5.       Shares have been reduced to reflect the repurchase of the common stock.

                             Steelton Bancorp, Inc.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31, 2000
                  (Dollars in thousands, except per share data)

                                                                 90,000 Shares Purchased at
                                                              -------------------------------
                                                               $14.25               $16.25
                                                              per Share             per Share
                                                              ---------             ---------
ASSETS
Cash and cash equivalents (1)...............................    $   267              $    87
Investment securities available for sale (2)................      9,807                9,807
Investment securities held to maturity......................      5,381                5,381
Loans receivable, net.......................................     39,769               39,769
Other assets................................................      4,169                4,169
                                                                -------              -------
     Total assets...........................................    $59,393              $59,213
                                                                =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits..................................................    $34,133              $34,133
  Borrowings................................................     19,399               19,399
  Other liabilities.........................................        569                  569
                                                                -------              -------
     Total liabilities......................................     54,101               54,101
Stockholders' equity
  Common stock..............................................         40                   40
  Surplus...................................................      3,666                3,666
  Retained earnings (3).....................................      3,893                3,893
  Accumulated other comprehensive income (3)................        (53)                 (53)
  Treasury stock (4)........................................     (1,831)              (2,011)
  Unearned stock compensation...............................       (423)                (423)
                                                                -------              -------
     Total Stockholders' equity.............................      5,292                5,112
                                                                -------              -------
     Total liabilities and equity...........................    $59,393              $59,213
                                                                =======              =======
 Book value per common share................................    $ 19.40              $ 18.74
 Shares outstanding (5).....................................    272,852              272,852

1. Cash and cash equivalents have been reduced to reflect the cash paid for the common stock repurchased and the expected expenses of the offer.
2. To provide cash for the repurchase, we will sell a security currently held available for sale. At December 31, 2000, the security's fair value exceeded the amortized cost.
3. Reflects the recognition of the gain on sale of the security sold based on December 31, 2000 market pricing.
4. Treasury stock reflects the increase in treasury stock and the expected expenses of the transaction.
5.       Shares have been reduced to reflect the repurchase of the common stock.

         ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

         The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.


        SEC FILINGS                                 PERIOD OR DATE FILED

Annual Report on Form 10-KSB                      Year ended December 31, 2000

Quarterly Report on Form 10-QSB                   Quarter ended March 31, 2001

Proxy Statement for 2001                          Filed March 15, 2001
Annual Meeting of Stockholders

         We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at 51 South Front Street, Steelton, Pennsylvania 17113, telephone: (717) 939-1966. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

10. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

         Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. The shares are currently traded in the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. Consummation of the offer will further reduce the liquidity of the shares. There can be no assurance that shareholders will be able to find willing buyers for their shares after the offer.

         The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our shareholders and the SEC, comply with the SEC's proxy rules in connection with meetings of our shareholders and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. We are required by the regulations of the OTS to maintain the registration of the shares under the Exchange Act for a minimum of three years following our mutual-to-stock conversion, which was completed in July 1999. At the end of such period, we expect that our shares would be eligible for deregistration under the Exchange Act, as there are currently less than 300 holders of record of our shares, and we could apply to the SEC to deregister the shares and suspend the requirement to file periodic reports. Termination of our reporting duty would substantially reduce the public information available concerning us and would make us ineligible to have quotations for our shares available on the OTC Electronic Bulletin Board.

         Our shares are not "margin securities" under the rules of the Federal Reserve Board and will continue to not be "margin securities" following the purchase of shares under the offer for purposes of the Federal Reserve Board's margin rules and regulations.

         The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any shareholder of ours is increased over these thresholds, such shareholder may be required to reduce its ownership interest in us or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the offer.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

         Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12.  EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer - 6. Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

          o increase or decrease the range of prices to be paid for the shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, then our offer will be extended until the expiration of such period of ten business days.

13.  FEES AND EXPENSES.

         We have retained MacKenzie Partners, Inc. to act as our information agent in connection with our offer. MacKenzie Partners as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. MacKenzie Partners will receive reasonable and customary compensation in connection with our offer.

         Illinois Stock Transfer Company, as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

         The estimated costs and fees to be paid by us in connection with the offer are as follows:


                  Financial advisor fees...............     $20,000
                  Accounting fees......................       3,000
                  Legal fees...........................      30,000
                  Commission filing fees...............         300
                  Printing and mailing expenses........       5,000
                  Depositary fees......................       3,000
                  Information agent fees...............       5,000
                  Out-of-pocket and miscellaneous......       3,700
                                                            -------

                  Total................................     $70,000
                                                            =======

14.  MISCELLANEOUS.

         This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

         We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Steelton Bancorp has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "The Offer - 9. Information About Us and the Shares" with respect to information concerning us.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STEELTON BANCORP OR THE INFORMATION AGENT.

                                                   STEELTON BANCORP, INC.

July 19, 2001

                                   SCHEDULE I

         1.       Directors and Executive Officers

         Set forth below is a list of Steelton Bancorp's directors and executive officers and for each, a description of the following: (i) beneficial securities ownership; (ii) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; and (iii) material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the business address of each of the following persons is 51 South Front Street, Steelton, Pennsylvania 17113.

         Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


                                                             Shares of
                                                           Common Stock  Percent
                                                           Beneficially     of
Name                                  Position               Owned (1)    Class
----                                  --------               ---------    -----

Marino Falcone       Chairman                                 3,716(2)     1.0%
Richard E. Farina    Director                                 1,091(2)       *
Victor J. Segina     Director and Secretary                  11,066(2)     3.1%
James F. Stone       Director                                11,066(2)     3.1%
Joseph A. Wiedeman   Director and Treasurer                  11,066(2)     3.1%
Harold E. Stremmel   President and Chief Executive Officer   13,895(3)     3.9%
James S. Nelson      Director and Executive Vice President   19,198(4)     5.3%
Shannon Aylesworth   Chief Financial Officer                  1,866(5)       *

* Less than 1%.
(1) Beneficial ownership as of July 19, 2001. Includes shares of Common Stock held directly as well as by spouses or minor children, in trust, and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.
(2)      Includes 404 shares subject to exercisable options.
         Excludes 32,016 unallocated shares of Common Stock held under the ESOP over which such individual, an ESOP Trustee, exercises sole voting power. Also excludes 12,936 shares of Common Stock held in trust by the Restricted Stock Plan ("RSP") over which such individual, as an RSP trustee, exercises sole voting power. Such individual disclaims beneficial ownership with respect to ESOP and RSP shares.
(3)      Includes 2,021 shares subject to exercisable options.
(4)      Includes 1,617 shares subject to exercisable options.
(5)      Includes 970 shares subject to exercisable options.

         Marino Falcone has been a member of the Board of Directors since 1961 and has been Chairman of the Board since 1987. He has been retired since 1986. Mr. Falcone was previously the owner of Steelton Coal and Oil Company in Steelton, Pennsylvania.

         Richard E. Farina has been a member of the Board of Directors since 1966. Since 1994, Mr. Farina has been retired. He was previously a branch manager for the Pennsylvania Insurance Company in Harrisburg, Pennsylvania.

         Harold E. Stremmel serves as the President and Chief Executive Officer and has been a member of the Board of Directors since 1991. Mr. Stremmel has been Chief Executive Officer of the Bank since 1987. He is the past president and treasurer of the Harrisburg East Shore Kiwanis Club and was previously the treasurer of the New Steelton Association.

         Joseph A. Wiedeman serves as Treasurer and has been a member of the Board of Directors since 1979. Since 1974, Mr. Wiedeman has been a majority stockholder of Wiedeman & Douty, P.C., Certified Public Accountants, an accounting firm located in Steelton, Pennsylvania. Mr. Wiedeman's business address is 118 N. Front Street, Steelton Pennsylvania 17113.

         James S. Nelson serves as the Executive Vice President of the Corporation and has been a member of the Board of Directors since 1994. Mr. Nelson is also Executive Vice President and Chief Lending Officer of the Bank and has been employed by the Bank since 1987.

         James F. Stone has been a member of the Board of Directors since 1970. He has been retired since 1992. Mr. Stone was previously the owner of Stone Funeral Home in Steelton, Pennsylvania.

         Victor J. Segina has been a member of the Board of Directors since 1980 and also serves as Secretary. Mr. Segina retired in 1998. He was previously the owner of an architectural firm located in Harrisburg, Pennsylvania. Mr. Segina serves on the Building Commission of the Harrisburg Catholic Diocese.

         Shannon Aylesworth serves as Chief Financial Officer of the Corporation. She has been Chief Financial Officer of the Bank since 1996 and a Vice President of the Bank since January, 1999. Ms. Aylesworth has been employed by the Bank since 1990.

         2.       Principal Shareholders

         The following table lists the name and address of each person or group who beneficially own more than 5% of Steelton Bancorp's outstanding shares of common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.

                                                                           Percent of Shares
                                                    Amount and Nature of    of Common Stock
Name and Address of Beneficial Owner                Beneficial Ownership      Outstanding
------------------------------------                --------------------      -----------
Mechanics Savings Bank Employee Stock Ownership
Plan ("ESOP")                                             32,340(1)              9.0%
51 South Front Street
Steelton, Pennsylvania

Howard Amster
25812 Fairmount Boulevard                                 25,315(2)              7.0%
Beachwood, Ohio 44122

James S. Nelson
51 South Front Street                                     19,198(3)              5.3%
Steelton, Pennsylvania 17113

---------
(1) The ESOP purchased such shares for the executive benefit of plan participants with funds borrowed from Steelton Bancorp. These shares are held in trust and are allocated among participants annually on the basis of compensation as the ESOP debt is repaid. As of the date of this document, 3,234 shares have been allocated to ESOP participants.
(2) Based upon a Schedule 13D filed with the SEC on July 19, 1999 which states that Mr. Amster has sole voting and dispositive power over 10,500 shares and shared voting and dispositive power over 14,815 shares in an individual retirement account.
(3) Includes 1,617 shares that may be acquired pursuant to exercisable options.

         3.       Securities Transactions

         During the 60 days prior to July 19, 2001, Steelton Bancorp and its executive officers and directors did not effect any transactions in the common stock.

         4.       Previous Stock Repurchases

         Since July 9, 1999, the day the common stock commenced trading, Steelton Bancorp has repurchased 42,823 shares of its common stock at a range of prices of $11.13 to $16.25. The average purchase price for each quarterly period is disclosed below.


                                                             Average
      Fiscal Year                                        Purchase Price
      -----------                                        --------------
      1999:
      3rd Quarter (beginning July 9, 1999)..........              N/A
      4th Quarter....................................             N/A

      2000:
      1st Quarter....................................          $11.22
      2nd Quarter....................................             N/A
      3rd Quarter....................................          $13.06
      4th Quarter....................................          $12.83

      2001:
      1st Quarter....................................          $14.26
      2nd Quarter....................................          $16.25
      3rd Quarter (through July 19, 2001)............             N/A

                                                                       EXHIBIT I

                                  FINPRO, INC.
                                26 CHURCH STREET
                        LIBERTY CORNER, NEW JERSEY 07938


July 18, 2001

Board of Directors
Steelton Bancorp, Inc.
Mechanics Savings Bank
51 South Front Street
Steelton, Pennsylvania 17113


Members of the Board:

You have requested our opinion, as an independent financial advisor to the common shareholders of Steelton Bancorp, Inc. (the "Company") and its wholly owned subsidiary Mechanics Savings Bank, Steelton, Pennsylvania (the "Bank"), as to the fairness, from a financial point of view to the common shareholders of the Company, of the pricing range, $14.25 to $16.25, of the Tender Offer.

As part of its business, FinPro, Inc. is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mutual-to-stock conversions, stock repurchases and mergers and acquisitions nationwide.

In rendering its opinion, FinPro reviewed certain publicly available information concerning the Company, including it's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, FinPro reviewed: (i) the Tender Offer; (ii) the most recent auditor report to the Boards of Directors;
(iii) the most recent regulatory safety and soundness report, compliance report and Community Reinvestment Act Report; (iv) the most recent annual report on form 10-KSB and the most recent quarterly report on form 10-QSB; (v) the internal loan classification list, OREO list and delinquency list; (vi) the recent stock price performance; (vii) the 2001 fiscal budget; and (viii) details on the ESOP, RRP and stock option plans. FinPro conducted an off-site review of the Company's historical performance and financial condition.

We have also had discussions with the management of the Company regarding its financial results and have analyzed the most current financial data available on the Company. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant.

We also considered: (a) a transaction summary of the financial terms of the Modified Dutch Auction, including the aggregate consideration relative to book value per share and fully diluted earnings per share of the Company; (b) the financial terms, financial condition, operating performance, and market areas of other recently completed mergers and acquisitions of comparable financial institution entities, including Mid Atlantic transactions both generally and specifically, along with trading and financial multiples of comparable institutions; and (c) a discounted cash flow analyses for the Company. We also considered the reduced marketability characteristics of the Company's common stock. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the tender range as described in the Tender Offer.

We have not independently verified any of the information provided to us and have relied on its completeness and accuracy in all material respects. In addition, we have not made an independent evaluation of the assets of the Company.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all the Company's shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by the Company and its agents, it is our opinion as of July 18, 2001, that the pricing range of the Tender Offer is fair and equitable to all of the Company's common shareholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the Tender Offer and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the Tender Offer transaction.



                                            Respectfully Submitted,


                                            /s/ FinPro, Inc.

                                            FinPro, Inc.
                                            Liberty Corner, New Jersey

                        THE DEPOSITARY FOR OUR OFFER IS:


                         ILLINOIS STOCK TRANSFER COMPANY

       By hand delivery, overnight delivery, express or first class mail:

                         Illinois Stock Transfer Company
                        209 West Jackson Blvd., Suite 903
                          Chicago, Illinois 60606-6901

                     Facsimile Transmission: (312) 427-2953
             Confirm Facsimile Receipt by telephone: (312) 427-2879


         The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Steelton Bancorp shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.




         Any questions or requests for assistance may be directed to the information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.


                     The Information Agent for the Offer is:


                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com